Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 6th day of April, 2018 (the “Closing Date”) by and among Air T, Inc. a Delaware corporation (“Buyer”), Worthington Aviation Parts, Inc., a Minnesota corporation (“Seller”), and Churchill Industries, Inc., a Minnesota corporation (“Churchill”), in its own capacity as provided herein and its capacity as guarantor of Seller’s obligations hereunder pursuant to Section 12.14 herein.

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller on the terms of this Agreement; and

WHEREAS, Churchill wishes to undertake certain obligations hereunder and to guaranty the obligations, duties and undertakings of Seller under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

The capitalized terms referred to below have the meanings indicated (and other capitalized terms are defined elsewhere in this Agreement):

“Acquired Assets” means the assets, properties and rights to be sold by Seller and purchased by Buyer as described in Article 2.

“Agreement” means this Asset Purchase Agreement and the schedules and exhibits hereto and the other agreements attached hereto or made a part of this Agreement.

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement and each Assignment and Assumption of Lease Agreement delivered pursuant to this Agreement.

Applicable Law” means all laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders and licenses of any Governmental Authority, interpretations of any of the foregoing by a Governmental Authority having jurisdiction or any arbitrator or other judicial or quasi-judicial tribunal (including without limitation those pertaining to health, safety and the environment).

“Assumed Liabilities” means those Liabilities of Seller described in Section 2.3.

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement between Buyer and Seller in the form attached hereto as Exhibit A.

“Business” means the aircraft parts business as presently or in the past conducted by Seller.

“Closing” means the actual delivery of the instruments for conveyance for the Acquired Assets, and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement. The effective time of the Closing shall be 12:01 A.M., Central Time, on the Closing Date.

“Closing Date” means the date and time of the Closing.

“Closing Date Balance Sheet” means an unaudited pro forma balance sheet as of the Closing Date, prepared on a basis consistent with the historical financial statements of Seller, which sets forth the Acquired Assets and the Assumed Liabilities based on Seller’s unaudited balance sheet as of December 31, 2017 and estimates as to Seller’s operations and accounts from January 1, 2018 to the Closing Date.

“Confidential Information” means any information or data concerning the Business that is not already generally available to the public.

“Contracts” has the meaning referred to in Section 2.1(f).

“Encumbrances” means any mortgage, pledge, option, easement, deed of trust, restriction, lien, charge, security interest, easement or other encumbrances of any kind or nature.

“Excluded Assets” means those assets of Seller described in Section 2.2.

“Excluded Liabilities” means those Liabilities of Seller described in Section 2.4.

“Fixed Assets” has the meaning provided in Section 2.1(d).

“Governmental Authority” means any supranational, national, federal, state, departmental, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court in whatever country having jurisdiction in whole or in part over Seller or the Business.

“Intellectual Property” means all United States and other patents and registrations and applications therefor; copyrights and copyright registrations and applications therefor; trademarks, brand names, trade names and registrations and applications therefor; know-how; computer software; trade secrets; confidential business information; and licenses of or other contract rights with respect to any of the foregoing.

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual should reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of his or her duties as an officer or employee of the Seller.

For purposes of this Agreement, the Seller will be deemed to have “Knowledge” of a particular fact or other matter if Mark Harris, Mark Schwirtz or Brian House has Knowledge of such fact or other matter.

“Leased Real Estate” means the real property leased by Seller at the following locations:

	Landlord/Lessor	Description	Location
1.	CIM Urban Income Investments LP	Headquarters and Warehouse	Eagan, MN
2.	Mark & Patricia Wollmering	Storage Facility	Hastings, MN
3.	East, LLC	Storage Facility	Tulsa, OK
4.	Industrial Developers of Oklahoma 10, LLC	MRO Office and Repair	Tulsa, OK
5.	Tollgate Joint Venture	UK Office & Warehouse	Stafford, UK
6.	Tarndyce Pty Ltd	AUS Office & Warehouse	Brisbane, AUS

The Seller’s rights as to each lease agreement for a parcel of the Leased Real Estate (each a “Lease”) are being assigned to and assumed by Buyer at the Closing by means of an Assignment and Assumption of Lease Agreement in the form attached as Exhibit B (the “Assignment and Assumption of Lease Agreement”).

“Liability” means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, whether accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

“Loss” or “Losses” means each and all of the following items to the extent actually paid or incurred: losses, liabilities, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel).

“Net Working Capital” means the amount by which, as of the Closing Date, that (i) the Acquired Assets which are classified as current assets, excluding inventory, exceeds (ii) the Assumed Liabilities which are classified as current liabilities.

“Operating Permits” means all of the permits, licenses, certifications, approvals, authorities or other franchises granted by any Governmental Authority or other third party required or appropriate for the continued operation of the Business as it is currently operated.

“Purchase Price” means the purchase price specified in Section 3.1.

“Taxes” means all state, local or foreign taxes, social security contributions, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, recording, franchise, profits, inventory, capital stock, license, withholding, payroll, stamp, occupation and property taxes, customs duties or other similar fees, assessments and charges, however denominated, together with all interest, penalties, surcharges, additions to tax or additional amounts imposed by any Governmental Authority, and any transfer liability in respect of any of the foregoing taxes.

“Vehicles” has the meaning referred to in Section 2.1(e).

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1     The Acquired Assets. On the terms and subject to the provisions of this Agreement, Seller agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller for the Purchase Price, all of the assets, properties, rights and interests of Seller of every kind and character and wherever located, except for the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets being sold hereunder include, but are not limited to, the following:

(a)     All cash and cash equivalents;

(b)     All accounts receivable and other rights to receive a payment of money, whether such rights are matured or unmatured, fixed or contingent;

(c)     All inventories, including raw materials, work-in-process, finished goods, merchandise, supplies and packaging materials;

(d)     All machinery, equipment and tools, attachments and parts therefor, leasehold improvements, fixtures, patterns, engineering equipment, plans and drawings, office furniture, computers, supplies and tangible personal property of every kind and nature owned or used by Seller, including without limitation those listed on Schedule 2.1(d) (collectively, the “Fixed Assets”);

(e)     All automobiles, trucks, forklifts, trailers, and other vehicles owned by Seller (the property being purchased by Buyer pursuant to this clause (e) being collectively the “Vehicles”);

(f)     All rights of Seller under contracts, agreements, commitments and other arrangements, whether written or oral, including without limitation: open purchase orders for raw materials and supplies; agreements with customers to provide goods or services under which Seller has an unperformed obligation to deliver goods or services; licenses, whether as licensor or licensee; bonds and agreements related to bonds; and leases of real or personal property (each a “Contract” and collectively the “Contracts”), except those which are Excluded Liabilities pursuant to Section 2.4; provided, however, that if the assignment of any such Contract requires the consent of the other parties thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof, but Seller and Buyer shall use their best efforts to obtain the written consent of the other parties to such assignment;

(g)     All sales and promotional materials, catalogs, advertising and marketing materials;

(h)     All books, records, documents, files, correspondence, customer lists, procedural manuals and other printed or written materials, whether stored electronically or otherwise, concerning the Business (except those relating to (i) solely Excluded Assets, or (ii) the organization, corporate maintenance and corporate existence of Seller); Buyer shall maintain all business records of Seller transferred hereunder for a period of three (3) years following the Closing Date and shall make such records available to Seller at its reasonable and timely request for any reasonable purpose; provided, however, that Seller shall be responsible for all costs of copying such records;

(i)     All of Seller’s rights in Intellectual Property, including without limitation the following: (1) patents and registrations and applications therefor, and all reissuances, extensions and continuations thereof; (2) trademarks, service marks, logos, brand names, trade names and registrations and applications therefor; (3) all copyrightable works, copyrights and registrations and applications therefor and all renewals thereof; (4) all mask works and registrations and applications therefor, and all renewals thereof; (5) subject to the approval of licensors or licensees, if required, licenses granted to or by Seller; (6) computer software (including all data, source code and related documentation belonging to or in the possession of Seller); and (7) technical documentation reflecting engineering, maintenance, servicing and production data, design data, plans, specifications, drawings, technology, know-how, trade secrets, confidential business information, research and development, servicing and maintenance processes, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, relating to the Business or to the maintenance of Acquired Assets and all documentary evidence thereof, including without limitation the technical information incorporated in such documentation; to the extent that Intellectual Property is entered in pertinent patent and trademark registers or offices, Seller shall, to the full extent permitted by law, deliver to Buyer all related files in Seller’s direct and indirect possession and all documents, certificates and declarations necessary to enable Buyer to register such Intellectual Property in its name;

(j)     All rights and interest in the joint venture with Brickell Asset Management;

(k)     The right to use the name “Worthington Aviation” and any derivations thereof; provided, however, that nothing in this Agreement or otherwise shall prevent Worthington Tractor Parts, Inc. (a/k/a Worthington Ag Parts) from continuing to use the name “Worthington” and the marks, logos, trademarks or symbols used by it.

(l)     All other current assets, prepaid expenses, deposits, claims, refunds, causes of action, rights of recovery and warranty rights;

(m)     All rights, title and interest of Seller in and to all warranties and guaranties given to, assigned to or benefitting Seller regarding the acquisition, construction, design, use, operation, management or maintenance of any of the other Acquired Assets; and

(n)     All rights of Seller under each Lease and to a leasehold interest in the Leased Real Estate.

2.2     Excluded Assets. Notwithstanding the provisions of Section 2.1, the Acquired Assets shall not include any of the following (the “Excluded Assets”):

(a)     any money or funds held in trust for payroll or benefits obligations, or by administrators under payroll withholding or employee benefits plans; and

(b)     the records referred to in Section 2.1(h)(i) and (ii) above).

2.3     Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Buyer agrees to on the Closing Date assume, pay and discharge when due the following agreements, obligations and liabilities of Seller (the “Assumed Liabilities”) and no others:

(a)     Seller’s liabilities for the accounts payable and accrued expenses related to the Business; and

(b)     Seller’s liabilities and obligations under the executory portion (i.e. the portion which is to be performed after the Closing Date) of the Leases and the Contracts.

If the assumption by Buyer of any of the Assumed Liabilities requires the consent of any third party, Seller and Buyer shall use their reasonable best efforts to obtain the written consent of such third parties to the assumption.

2.4     Excluded Liabilities. Buyer shall have no responsibility for any agreements, liabilities or obligations of Seller of any nature whatsoever which are not specifically included in the Assumed Liabilities, including without limitation all of the following (the “Excluded Liabilities”):

(a)     Liabilities arising under any promissory note or agreements governing or securing indebtedness for borrowed money, interest bearing obligations owed to third parties or the deferred purchase price of any property;

(b)      any Liability of Seller or any of its affiliates for Taxes relating to the operation of the Business, or the ownership of the Acquired Assets, prior to the Closing;

(c)     any obligation to defend or indemnify any person by reason of the fact that such person was a director, officer, employee, or agent of Seller, or any of its affiliates, or was serving at the request of Seller or any of its affiliates, as a partner, member, trustee, director, officer, employee, or agent of another entity, and whether such obligation is pursuant to any statute, charter document, by-law, agreement, or otherwise;

(d)      any obligation to pay compensation to any current or former director, officer or employee of Seller or any of its affiliates, for services prior to the Closing Date;

(e)      Liabilities related to or arising out of Seller’s employee insurance or other benefits, any other Liabilities to employees or former employees of Seller or any of its affiliates, for services prior to the Closing Date;

(f)      Liabilities resulting from any violation by Seller, or any employee, director or agent of Seller, or any of its affiliates, or any predecessor for which Seller or any of its affiliates may be liable, of any Applicable Law, including, without limitation, those applicable to discrimination in employment, employment practices, wage and hour, retirement, labor relations, occupational safety, health, trade practices, environmental matters, competition, pricing and product advertising, in each case existing or occurring prior to the Closing Date;

(g)      Liabilities resulting from workers’ compensation claims or audits arising out of events occurring prior to the Closing Date; and

(h)      Liabilities incurred by Seller or any of its affiliates under or in connection with this Agreement or any of the Ancillary Agreements or the transactions provided for herein or therein, including without limitation all fees and expenses of legal counsel, accountants, experts, or any investment banker, business broker, finder, or other advisor retained by Seller or any of its affiliates.

BUYER AGREES THAT IT IS PURCHASING THE ACQUIRED ASSETS, AND ASSUMING THE ASSUMED LIABILITIES, ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, AND THAT EXCEPT FOR THE SPECIFIC EXPRESS REPRESENTATIONS AND WARRANTIES BY SELLER IN ARTICLE 4, THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES BY SELLER OR ANY OTHER PARTY REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, PHYSICAL QUANTITIES OF INVENTORY, VALUE OF INVENTORY, FUTURE FINANCIAL RESULTS OR OTHERWISE.

ARTICLE 3

PURCHASE PRICE

3.1     Purchase Price. In consideration of Seller’s execution of this Agreement and, among other things, its provisions in Section 6.2 concerning exclusivity, Buyer shall pay Seller upon execution of this Agreement the sum of $50,000 as earnest money (“the Earnest Money”). The Earnest Money shall, upon payment, be fully earned and nonrefundable, and in the event of a Closing shall be applied to the Purchase Price referred to below. The total purchase price for the Acquired Assets and the covenants entered into by Seller in or pursuant to this Agreement (the “Purchase Price”) shall consist of:

(a)     the Earnest Money;

(b)     the assumption by Buyer at the Closing of the Assumed Liabilities; and

(b)     the payment by Buyer at the Closing, by wire transfer to a bank account designated by Seller in a written notice delivered to Buyer prior to the Closing, of the sum of $3,400,000 (the “Cash Payment”).

3.2     Net Working Capital Computation.

(a)     Prior to the Closing, Seller shall deliver to Buyer an estimated Closing Date Balance Sheet (the “Preliminary Closing Date Balance Sheet”) and computation of Net Working Capital based thereon. In the event that the Preliminary Closing Date Balance Sheet indicates that the estimated Net Working Capital as of the Closing Date is less than $50,000, than the amount of the Cash Payment at Closing shall be reduced by one dollar for each dollar of such deficiency.

(b)     After the Closing, Buyer and its accountants shall review the Preliminary Closing Date Balance Sheet and the computation of Net Working Capital based thereon and notify Seller within 30 days after the Closing of any adjustment to Net Working Capital which Buyer proposes and is consistent with this Agreement. In the absence of any such adjustment notice by Buyer to Seller within that time, the Preliminary Closing Date Balance Sheet and computation of Net Working Capital based on it shall be deemed final. In the event Buyer proposes any adjustments to the Closing Date Balance Sheet or the computation of Net Working Capital which are disputed by Seller, then Seller and Buyer shall mutually retain within ten days a national or regional accounting firm selected by Buyer and reasonably acceptable to Seller to review and issue a written report concerning the disputed items only, and that report shall be final and binding on Seller and Buyer, shall be delivered to Buyer and Seller within 45 days after the engagement of that accounting firm, and shall include a statement as to the accounting firm’s total fees and expenses for reviewing the disputed adjustments and issuing their report. In the event the report concludes that Seller was correct as to a majority (by dollar amount) of the adjustments which Seller disputed, then Buyer shall pay the accounting firm’s fees and expenses for reviewing and reporting on the disputed items. If the report concludes that the Buyer was correct as to a majority (by dollar amount) of the disputed adjustments, then Seller shall pay the accounting firm’s fees and expenses for reviewing and reporting on the disputed items.

(c)     If, as finally determined by post-Closing agreement of the parties or in accordance with paragraph (b) above, the Net Working Capital was less than $50,000, then the amount of the Cash Payment at Closing shall be adjusted on a post-Closing basis by a reduction of one dollar for each dollar of such deficiency to reflect the extent to which the Net Working Capital reflected on the finally determined Closing Date Balance Sheet was less than $50,000. Any such reduction shall be reflected in a payment by wire transfer by Seller to Buyer.

3.3     Allocation of Purchase Price. Within 90 days after the Closing the parties shall agree upon an allocation of the Purchase Price among the Acquired Assets for all purposes (including financial accounting and tax purposes). Seller and Buyer shall cooperate with each other in filing any returns or reports required to be filed by each of them under Applicable Law with respect to such allocation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the following are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

4.1     Authority of Seller; Ownership. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements has been duly authorized by all necessary corporate and shareholder action on the part of Seller and does not and will not conflict with, result in a default of, constitute a default under, or create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under, (i) any provision of the Articles of Incorporation, By-laws or other governing documents of Seller, (ii) any laws, rules or regulations to which Seller or any of its assets may be subject, (iii) any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject. Seller does not own or hold any equity or profit or loss participation interest in any other corporation, partnership, limited liability company or other entity, other than marketable securities and Seller’s interest in Brickell Asset Management.

4.2     Organization and Qualification of Seller. Seller is a corporation lawfully existing and in good standing under the laws of the State of Minnesota with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Seller is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each state in which it owns or leases any real estate or maintains any offices, any bank accounts, or has any employees who reside and/or normally perform their employment services in such state.

4.3    Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Seller and is, and each Ancillary Agreement contemplated hereby when executed and delivered will be, the legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.

4.4     Financial Statements. Seller has delivered or made available to Buyer (i) Seller’s audited balance sheets, income statements and statements of cash flow for the 12-month periods ending December 31, 2014, 2015 and 2016, and (ii) Seller’s unaudited balance sheets, income statements and statements of cash flows for the 12-month period ending December 31, 2017 and for the two month period ending February 28, 2018 (collectively, the “Financial Statements”). The Financial Statements: (a) are derived from and are in accordance with Seller’s books and records; (b) fairly present Seller’s financial condition at the dates therein indicated and results of operations for the periods therein specified; and (c) have been prepared in accordance with GAAP, applied on a basis consistent with prior periods; provided, however that (i) Seller makes no representation or warranty concerning the value of Seller’s inventory, and (ii) Buyer acknowledges that changes in inventory valuation would result in changes in the Financial Statements, and Seller makes no representation or warranty as to such changes.

4.5     Good Title to Acquired Assets. Except as set forth on Schedule 4.5, Seller has good and marketable title to all of the Acquired Assets and shall transfer title of the Acquired Assets to Buyer free and clear of all Encumbrances.

4.6     Litigation. There are no legal actions, suits, arbitrations or other legal, administrative or other governmental proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller and Seller is not subject to any judgment, order or decree, nor is a party to any lawsuit or proceeding. While no suit has been brought, Seller has one open worker’s compensation claim, which is an Excluded Liability.

4.7     Compliance with Laws. Seller is in material compliance with all Applicable Laws.

4.8     Material Contracts. Except as set forth in Schedule 4.8, Seller is not a party to any contract, commitment or agreement which relates to the Business and which (collectively, the “Material Contracts”):

(a)     extends beyond forty-five (45) days from the Closing Date; or

(b)     is otherwise material, meaning that it is of significant importance to the Business that its existence might influence a reasonable person in the decision of whether or not to enter into this Agreement.

Seller has delivered to Buyer complete and correct copies of all Material Contracts. Each Material Contract is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a material default thereunder, and Seller has complied in all material respects with all provisions of the Material Contracts and all other contracts to which it is a party and is not in material default under any of them. Except as set forth on Schedules 4.8 and 4.10, all of Seller’s right, title and interest under the Material Contracts are assignable, no consents to any such assignment are required or, to the extent required, such consents have been obtained, and, following the closing of the transactions contemplated by this Agreement, all such right, title and interest shall be effectively and completely conveyed and assigned to Buyer.

4.9     Tax Matters.

(a)     Seller has filed with the appropriate Governmental Authorities all tax returns and tax reports (including, but not limited to, those pertaining to income taxes, excise taxes, sales and use taxes, payroll taxes, real property taxes, tangible and intangible personal property taxes, and franchise taxes) required to be filed by it on or prior to the Closing Date. All Taxes, interest, penalties, and additions shown or claimed to be due on such tax returns thereon have been paid.

(b)     Except as set forth on Schedule 4.9, no claim has been made by a Governmental Authority that Seller is or may be subject to taxation in a jurisdiction where it does not currently file a tax return or report.

(c)     There are no liens on any of the assets being purchased by Buyer that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)     Except as set forth on Schedule 4.9, Seller is not currently the subject of any tax audit, and, to Seller’s Knowledge, Seller has not received notice of any audit.

4.10     Consents and Approvals. Except for those listed in Schedules 4.8 and 4.10, no consent, authorization, order, or approval of or filing with any person, including without limitation, consents from parties to Contracts with Seller, is required for the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement.

4.11     Permits, Certifications and Licenses. Schedule 4.11 identifies each Operating Permit required to be obtained for the operation of the Business. Each such Operating Permit is in full force and effect. There are no pending or threatened actions which could result in any revocation of any Operating Permit.

4.12     Intellectual Property. Schedule 4.12 forth a list of all Intellectual Property of Seller that is material to the conduct of the Business. To Seller’s Knowledge, the conduct of the Business as presently conducted does not infringe or misappropriate any third party’s rights in Intellectual Property, nor, to Seller’s Knowledge, is any Intellectual Property of Seller being infringed or misappropriated.

4.13     Warranties. Except as set forth in Schedule 4.13, no product or service offered or provided by the Seller is subject to any guaranty, warranty, right of rework, right of credit or other indemnity other than the standard terms and conditions of sale (including warranty) specified in customer purchase orders and/or Material Contracts. Since January 1, 2017 there have not been any material accidents or adverse events caused or allegedly caused by any defects in the manufacture, design or workmanship of any product offered or provided by the Seller and, to the Knowledge of the Seller, the Seller has no liability for any such defect. Schedule 4.13 sets forth all warranty claims received by the Seller (and any predecessor companies) in excess of $10,000 during 2016, 2017 and 2018.

4.14     Brokers or Agents. Seller has not employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby, other than Alliance Management, whose fees and expenses are payable by Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF BUYER

Buyer represents and warrants to Seller that the following are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

5.1     Authority of Buyer; Ownership. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements has been duly authorized by all necessary company and member action on the part of Buyer and does not and will not conflict with, result in a default of, constitute a default under, or create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under, (i) any provision of the Articles of Organization, Operating Agreement or other governing documents of Buyer, (ii) any laws, rules or regulations to which Buyer or any of its assets may be subject, (iii) any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

5.2     Organization and Qualification of Buyer. Buyer is a corporation lawfully existing and in good standing under the laws of Delaware with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer is duly qualified in the State of Minnesota.

5.3     Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Buyer and is, and each Ancillary Agreement contemplated hereby to which Buyer is a party when executed and delivered will be, the legal, valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.

5.4     Independent Investigation; No Other Representations and Warranties.

(a)     Buyer acknowledges that it has relied solely upon its own independent investigation, review and analysis, and reached its own independent conclusions regarding, the Business and its operations, assets, condition (financial or otherwise) and prospects and expressly disclaims, has not relied on and is not relying on any representation, warranty, financial budget, financial projection or other statement made by, on behalf of or relating to Seller, its affiliates, Alliance Management or the Business, except for the representations and warranties expressly set forth in Article 4, subject to any limitations included in this Agreement. Buyer has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.

(b)     Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 4, subject to any limitations included in this Agreement, neither Seller, any of its affiliates, Alliance Management or any other person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Business, the Acquired Assets or the Assumed Liabilities, including any representation or warranty as to merchantability or fitness for a particular use or purpose, the operation, financial performance, probable success or profitability of the Business following the Closing, or the accuracy or completeness of any information regarding the Business made available to Buyer and its representatives in connection with this Agreement or their investigation of the Business, and (ii) Buyer will have no right or remedy (and Seller and Alliance Management will have no liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to Seller, any of its affiliates, Alliance Management or the Business, other than the representations and warranties expressly set forth in Article 4, subject to any limitations included in this Agreement.

ARTICLE 6

COVENANTS

6.1     Confidentiality. For a period of five years after the Closing Date, Seller shall treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information, and deliver promptly to Buyer (or at the request and option of Buyer destroy) all electronic and tangible embodiments (and all copies) of the Confidential Information that are in its or his possession or subject to its or his control. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.1.

6.2     Exclusivity. During the period between the date of this Agreement and the earlier to occur of the tenth (10th) day following the termination of this Agreement in accordance with Article 10 or the Closing Date, Seller will deal exclusively with the Buyer in connection with the transactions contemplated by this Agreement, and Seller shall take or permit any other person on its behalf to take any action to, directly or indirectly: (a) enter into any agreement with any person (other than Buyer or one of its affiliates relating to any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, conversion, recapitalization, refinancing, liquidation or acquisition of Seller, (ii) a sale of any material amount of assets of Seller outside of the ordinary course of business, (iii) a direct or indirect acquisition or purchase of any capital stock or other equity interests of Seller, or (iv) any similar transaction or business combination involving Seller (each of the above, an “Alternative Transaction”); or (b) accept any proposal or offer from any person (other than Buyer or one of its affiliates) relating to an Alternative Transaction.

6.3     Efforts to Consummate. Prior to the Closing, each of Buyer and Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction (but not waiver) of the conditions to the Closing set forth in Article 8. From the date hereof through the Closing, and, to the extent not obtained prior to the Closing, for a period of three (3) months following the Closing Date, each of Buyer and Seller shall use its commercially reasonable efforts and cooperate in good faith to obtain each consent required to assign or transfer to Buyer any Acquired Asset; provided, however, that neither Seller nor Buyer shall not be required to relinquish or forbear any rights or pay any consideration in connection therewith.

ARTICLE 7

NONCOMPETITION AND NONSOLICITATION

7.1     Noncompetition. In consideration of Buyer entering into this Agreement, and as a condition thereto, Seller covenants and agrees that during the period from the Closing Date to and including the fifth anniversary of the Closing Date (the “Noncompete and Non-Solicitation Period”), Seller shall not, directly or indirectly, in any manner engage in the Business or own any interest in, manage, control or participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise) any activity that competes directly or indirectly with the Business, or provide consulting or other services to anyone engaged in the Business, in each case anywhere in the United States (the “Restricted Territory”); provided, however, that nothing in this Section 7.1 shall prohibit any Seller from owning for investment purposes less than five percent (5%) of the outstanding equity securities of any entity whose securities are registered under Section 12(g) of the Securities Exchange Act.

7.2     Nonsolicitation. During the Noncompete and Non-Solicitation Period, Seller agrees not to directly, or indirectly through any other person or entity (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise): (a) induce or attempt to induce any full or part-time employee of Buyer or its affiliates to leave the employ of Buyer or its affiliates, or in any way interfere with the relationship between Buyer and its affiliates and any employee thereof (provided that general advertisements posted in the general media of any format, whether print, on-line or other format, related to a bona fide vacancy or opening shall not constitute solicitation for purposes of this Agreement); (b) hire any person who then is, or during any part of the prior twelve months was, a full or part-time employee of Seller; (c) call upon, solicit, or attempt to sell products or services that are the same or substantially similar to those offered by Buyer to any of Buyer’s customers; or (d) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, lessor or other business relation of Buyer or any of its affiliates (or any prospective customer, supplier, licensee, licensor, franchisee, lessor or other business relation with which Buyer or any of its affiliates has entertained discussions prior to the Closing Date regarding a prospective business relationship) to cease or refrain from doing business with Buyer or any of its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and Buyer or any of its affiliates.

7.3     Reasonableness of Scope and Duration. Seller acknowledges and agrees that the covenants set forth in this Article 7 are reasonable in scope, duration and geographical area to protect Buyer and secure to Buyer the benefit of the bargain and Buyer’s reasonable expectations in purchasing the Business from Seller. Notwithstanding anything in this Article 7 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Article 7 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, Seller agrees that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible.

7.4     Remedies. Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Article 7 and that, in such event, Buyer and/or its respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Article 7. Any injunction shall be available without the posting of any bond or other security. Seller agrees that the restrictions contained in this Article 7 are reasonable in all respects and are necessary to protect the goodwill of the business purchased by Buyer. The prevailing party in any arbitration, mediation, court action, or other adjudicative proceeding arising out of this Article 7 shall be reimbursed by the party who does not prevail for its reasonable attorneys and experts fees and related expenses and for the costs of such proceeding.

ARTICLE 8

CONDITIONS TO CLOSING

8.1     Conditions Precedent to Obligations of Seller. All of the agreements and obligations of Seller under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by Seller:

(a)     Performance and Compliance. Buyer shall have performed and complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and all of the representations and warranties of Buyer under this Agreement shall be true and correct in all material respects as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such date.

(b)     Authorizing Resolutions. Buyer shall have furnished Seller a copy, certified by a manager of Buyer, of the duly adopted resolutions of the Board of Directors of Buyer approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)     No Termination. No party to this Agreement shall have terminated this Agreement as permitted herein.

(d)     Worldwide. Buyer and Seller shall have reached an agreement reasonably satisfactory to each of them concerning future payment liability under the Seller’s two Consignment Agreements with Worldwide Aviation, LLC.

8.2     Conditions Precedent to Obligations of Buyer. All of the agreements and obligations of Buyer under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by Buyer:

(a)     Performance and Compliance. Seller shall have performed and complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and all of the representations and warranties of Seller under this Agreement shall be true and correct in all material respects as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such date.

(b)     Consents to Assignments. Buyer shall have received the consents set forth in Schedule 4.10, in form and content reasonably satisfactory to Buyer, or Seller shall have agreed to continue to act on behalf of and for the benefit of Buyer with respect to the agreements for which such consent has not been obtained.

(c)     Authorizing Resolutions. Seller shall have furnished Buyer a copy, certified by an officer of Seller, of the duly adopted resolutions of the shareholders and the directors of Seller approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)     Adverse Changes. No material adverse changes shall have occurred in the business, financial condition, assets or operations of Seller.

(e)     No Termination. No party to this Agreement shall have terminated this Agreement as permitted herein.

(f)     Due Diligence. Buyer shall have completed in good faith, to its reasonable satisfaction, due diligence on Seller, the Business and the Acquired Assets.

(g)     Worldwide. Buyer and Seller shall have reached an agreement reasonably satisfactory to each of them concerning future payment liability under the Seller’s two Consignment Agreements with Worldwide Aviation, LLC.

ARTICLE 9

CLOSING DOCUMENTS

9.1     Deliveries of Seller. Seller shall deliver to Buyer on the Closing Date all of the following, executed as appropriate:

(a)     a Certificate executed by the Secretary of Seller certifying as to attached copies of Seller’s certificate of incorporation, bylaws and resolutions of Seller’s board of directors and sole shareholder approving this Agreement and setting forth the names of each of the officers of Seller authorized to execute this Agreement and all documents, certificates and agreements ancillary hereto, together with their specimen signatures;

(b)     a Certificate of Good Standing of Seller from the Minnesota Secretary of State, dated no more than ten days prior to the Closing Date;

(c)     the Bill or Sale and Assignment Agreement;

(d)     releases, termination statements or satisfactions, as appropriate, as to all security interests, liens, claims or other encumbrances created or suffered to exist by Seller with respect to the Acquired Assets;

(e)     an Assignment and Assumption of Lease Agreement for each Lease identified on Schedule 4.10, and consents to the assignment of those Leases and Contracts identified on Schedule 4.10; and

(f)     all other documents, instruments or writings required to be delivered to Buyer at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as Buyer may reasonably request.

9.2     Deliveries of Buyer. Buyer shall deliver to Seller on the Closing Date all of the following, executed as appropriate:

(a)     the cash portion of Purchase Price payable to Seller at Closing in accordance with Section 3.1;

(b)     a Certificate executed by the Secretary of Buyer certifying as to attached copies of Buyer’s certificate of organization and resolutions of Buyer’s board of directors approving this Agreement and setting forth the names of each of the officers of Buyer authorized to execute this Agreement and all documents, certificates and agreements ancillary hereto, together with their specimen signatures;

(c)     the documents referred to in Section 9.1(c) and (e); and

(d)     All other documents, instruments or writings required to be delivered to Seller at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as Seller may reasonably request.

ARTICLE 10

INDEMNIFICATION

10.1     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date.

10.2     Indemnification by Seller. Subject to the other terms and conditions of this Article 9, Seller shall indemnify and defend Buyer against, and shall hold it harmless from and against, and shall pay and reimburse it for, any and all Losses incurred by Buyer arising out of or relating to:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article 4 of this Agreement, the other Ancillary Agreements or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement

(b)     any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Ancillary Agreements or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)     Buyer’s payment of any Excluded Liability;

(d)     the worker’s compensation claim referred to in Section 4.6 above, or the open warranty claim that is identified on Schedule 4.13 as WO No. W2293 relating to Source One for UPS; or

(e)     the operation of the Business prior to the Closing Date.

10.3     Indemnification By Buyer. Subject to the other terms and conditions of this Article 10, Buyer shall indemnify and defend Seller against, and shall hold it harmless from and against, and shall pay and reimburse it, any and all Losses incurred by Seller arising directly out of or relating to:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Ancillary Agreements or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Ancillary Agreements or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c)     Seller’s payment of any Assumed Liability.

10.4     Certain Limitations. Following the Closing, the indemnification provided for in this Agreement shall be the exclusive remedy of Buyer or Seller for any claims, whether in law or equity, in contract, tort or otherwise, arising out of or relating to this Agreement or any of the Ancillary Agreements, or any alleged breach thereof. Except for claims under Section 10.2(b) and/or claims resulting from fraud or criminal acts, no claim for indemnification shall be permitted as to any matter that arises, or is initially asserted or brought, more than twelve (12) months after the Closing Date. No party shall be entitled to indemnification unless and until the total amount of its Losses exceeds $15,000, but if that threshold is exceeded a party may seek indemnification (subject to the other terms and limitations of this Agreement) from the first dollar of its Losses. The indemnification provided for by Seller in Section 10.2(a) shall be subject to a ceiling of $500,000 on the total Losses for which Buyer may obtain indemnification. Notwithstanding anything else in this Agreement to the contrary, the maximum aggregate indemnification liability of Seller shall be the amount of the Cash Payment, except in the case of any Losses resulting from fraud or criminal acts for which the liability of Seller shall be unlimited.

ARTICLE 11

TERMINATION

11.1     Termination. This Agreement may be terminated without further liability of any party at any time prior to the Closing Date:

(a)     By mutual written agreement of Buyer and Seller;

(b)     Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before May 4, 2018 for any reason (unless the failure to close results primarily from Seller breaching any representation, warranty or covenant in this Agreement); or

(c)     Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before May 4, 2018 for any reason (unless the failure to close results primarily from Buyer breaching any representation, warranty or covenant in this Agreement).

11.2     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 11:

(a)     this Agreement shall forthwith become null and void (except for this Section 11.2 (Effect of Termination) and Article 12, each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms, and except that Seller shall retain the Earnest Money); and

(b)     there shall be no Liability of any kind on the part of Buyer, Seller or Churchill or any of their respective former, current or future affiliates, representatives, officers, directors, stockholders or controlling persons; provided, however, that termination pursuant to this Article 11 shall not relieve either party from such Liability for any willful (in the sense that such action was both intentional and known to be a violation of this Agreement) and material breach of this Agreement prior to such termination. In determining losses or damages recoverable upon termination of this Agreement by a party for another party’s breach, the parties acknowledge and agree that such losses and damages shall be limited to reimbursement of expenses or out-of-pocket costs.

ARTICLE 12

MISCELLANEOUS

12.1     Taxes. All excise, sales, use, value added, goods and services, transfer, withholding, stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties imposed in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, whether levied on Buyer or Seller.

12.2     Expenses. Each party to this Agreement shall pay all expenses incurred by it relating to the transactions contemplated by this Agreement, including without limitation, the fees and expenses of its legal, accounting and financial advisors.

12.3     Notices. All notices required or permitted to be given under this Agreement shall be in writing and will be deemed given when delivered in person, or three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as set forth below or on the next business day after being deposited with a nationally recognized overnight courier service addressed as set forth below or upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the facsimile number set forth below:

If to Seller addressed to:

Churchill Industries, Inc.

Attention: Chief Financial Officer

333 South 7th Street, Suite 3100

Minneapolis, Minnesota 55402

If to Buyer addressed to:

Air T, Inc.

Attention: Chief Executive Officer

5000 West 36th Street, Suite 130

Minneapolis, MN 55416

or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section, except that any notice of change of address will not be deemed given until actually received by the party to whom directed.

12.4     Change in Name. Promptly following the Closing, Seller shall amend its articles of incorporation to change its name to a name that is not the same as or similar to “Worthington Aviation”.

12.5     Entire Agreement; Amendment. This Agreement and the Ancillary Agreements, including the schedules and exhibits, constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations and understandings relating to the subject matter hereof, whether written or oral. No provision of this Agreement or any of the Ancillary Agreements shall be amended, altered, enlarged, supplemented, abridged, modified, or any provisions waived, except by a writing duly signed by all of the parties hereto.

12.6     Counterparts. This Agreement and the Ancillary Agreements may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. This Agreement and any Ancillary Agreement may be signed by means of separate counterparts, and any signed counterpart shall be effective upon delivery of a signed signature page by facsimile, electronic transmission, mail, messenger, or personal delivery.

12.7     No Third-Party Rights. Nothing expressed or implied in this Agreement is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than Buyer and Seller.

12.8     Headings. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12.9     Governing Law. This Agreement shall be construed under and governed by the laws of the State of Minnesota.

12.10   Jurisdiction and Venue. Any and all legal actions involving any of the parties to this Agreement that arise out of or relate to this Agreement or any of the Ancillary Agreements, or any alleged breach hereof or thereof, shall be venued exclusively in the courts of the State of Minnesota or of the United States sitting in Minneapolis or St. Paul, Minnesota, and each of the parties to this Agreement consents to such jurisdiction and venue and waives any argument that venue in such forums is not convenient. In the event that any party commences any such action in another jurisdiction or venue under any tort or contract theory arising directly or indirectly from this Agreement or any of the Ancillary Agreements, any other party at its option shall be entitled to have the case transferred to one of the jurisdictions and venues above-described, or if such transfer cannot be accomplished under applicable law, to have such case dismissed without prejudice.

12.11   Jury Waiver. EACH PARTY HEREEBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

12.12   Further Assurances. At the Closing and from time to time after the Closing, at the request of Buyer and without further consideration (except for any reasonable out-of-pocket expenses necessarily incurred by Seller), Seller shall promptly execute and deliver to Buyer such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by Buyer more effectively to confirm any obligation assumed by Buyer pursuant to this Agreement and to sell, convey, assign and transfer to and vest in Buyer or to put Buyer in possession of the Acquired Assets and all benefits related thereto. To the extent that any consents, waivers or approvals necessary to convey the Acquired Assets to Buyer are not obtained prior to Closing, Seller shall (a) provide to Buyer, at the request of Buyer, the benefits of any such Acquired Assets, and hold the same in trust for Buyer; (b) cooperate in any reasonable and lawful arrangement, approved by Buyer, designed to provide such benefits to Buyer; and (c) enforce and perform, at the request of Buyer, for the account of Buyer, any rights or obligations of Seller arising from any such Acquired Assets against or in respect of any third person, including the right to elect to terminate any contract, arrangement or agreement in accordance with the its terms thereof upon the advice of Buyer.

12.13   Consulting Assistance. If requested by Buyer, Seller will provide to Buyer for a period of up to 60 days after the Closing limited consulting services by Mark Schwirtz, Naani Dornik and Brian House to assist in the transition of the Business to Buyer’s ownership. Such services shall not exceed an aggregate total (for all the individuals named in the preceding sentence) of fifty (50) hours in the first thirty days after the Closing, or an aggregate total (for all of the individuals named in the preceding sentence) of thirty (30) hours in the second thirty days after the Closing, unless Seller otherwise agrees. Such services will be provided without compensation, but Buyer will reimburse Seller for any reasonable out-of-pocket expenses that are incurred by Seller in providing such services and which are of a type and range that has been approved in advance by Buyer.

12.14   Guaranty. Churchill hereby unconditionally guarantees (the “Guaranty”) unto Buyer, its successors and assigns, the full performance and observance of all of the obligations, duties and undertakings of Seller under this Agreement (collectively, the “Guaranteed Obligations”). The Guaranty is a guaranty of payment and performance and not of collection. Buyer shall not be required to commence any action or proceeding or to pursue or exhaust any remedies against Seller prior to the effectiveness of Churchill’s obligation to pay the full amount of or to perform in full the Guaranteed Obligations. The obligations of Churchill pursuant to the Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than as otherwise set forth in this Agreement or other than payment and performance in full of the Guaranteed Obligations or full and strict compliance by Churchill with its obligations as guarantor hereunder).

[Signatures are on following page]

IN WITNESS WHEREOF, this Asset Purchase Agreement is executed as of the date set forth above.

Seller:	Buyer:

WORTHINGTON AVIATION, INC.	AIR T, INC.

By_/s/ Mark Schwirtz____________	By_/s/ Nicholas J. Swenson_______
Its_Treasurer___________________	Its_CEO______________________

Churchill:

CHURCHILL INDUSTRIES, INC.

By_/s/ Mark Schwirtz_____________
Its_CFO________________________

EXHIBITS

A	Bill of Sale, Assignment and Assumption Agreement
B	Form of Assignment and Assumption of Lease Agreement

SCHEDULES

2.1(d)	Fixed Assets

4.8	Material Contracts

4.9	Tax Matters

4.10	Consents That are Conditions to Closing

4.11	Permits, Certifications and Licenses

4.12	Intellectual Property

4.13	Warranties

EXHIBIT A

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

Worthington Aviation Parts, Inc., a Minnesota corporation (“Seller”) hereby sells, conveys, transfers and assigns to Air T, Inc., a Delaware corporation (“Buyer”) Seller’s entire right, title and interest in and to the Acquired Assets, as defined in that certain Asset Purchase Agreement dated March __, 2018 (the “Asset Purchase Agreement”), to have and to hold forever, to Buyer, its successors and assigns.

Seller hereby constitutes and appoints Buyer and its successors and assigns as the attorney-in-fact of Seller with full power of substitution, to institute and prosecute, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer, and at the expense of Buyer, all proceedings which Buyer may deem desirable to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets and to defend and compromise any and all actions, suits or proceedings which the owner of the Acquired Assets is entitled to defend or compromise. Seller agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason. Seller agrees that, at any time and from time to time after the delivery hereof, it will, upon the reasonable request of Buyer, take all action and execute and deliver all documents, instruments and conveyances of any kind which may be desirable to carry out the provisions of this Bill of Sale, Assignment and Assumption Agreement. Seller warrants to Buyer that, except as otherwise provided in the Asset Purchase Agreement, title to all the Acquired Assets is conveyed to Buyer free and clear of all liens, claims and encumbrances whatsoever, and Seller has good right to sell and assign the Acquired Assets.

Buyer hereby assumes, and agrees to pay or perform in accordance with their respective terms, the Assumed Liabilities (as defined in the Asset Purchase Agreement) and does not assume or have any responsibility or liability for any Excluded Liabilities (as defined in the Asset Purchase Agreement).

IN WITNESS WHEREOF, Seller and Buyer have executed this instrument this ___ day of April, 2018.

WORTHINGTON AVIATION PARTS, INC.	AIR T, INC.

By___________________________	By________________________________
Its___________________________	Its_________________________________

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS AGREEMENT, effective as of April __, 2018 (the “Closing Date”), is by and between Worthington Aviation Parts, Inc., a Minnesota corporation (“Assignor”) and Air T, Inc., a Delaware corporation (“Assignee”).

WHEREAS, _______________________ (as landlord) and Assignor (as tenant) are parties to a Lease dated __________________, as amended by _______________________ (as so amended, the “Lease”) for the premises at _______________________, __________ (the “Premises”);

WHEREAS, Assignor is selling its business assets to Assignee as of the Closing Date;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration paid by Assignee, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment of Lease. Assignor hereby assigns, transfers and sets over to Assignee and its successors and assigns all of Assignor’s right, title, estate and interest in and to the Lease.

2. Assumption of Lease. Assignee hereby assumes and shall be responsible for and perform the obligations of Assignor under the Lease that arise or accrue from or after the Closing Date. Assignor shall remain responsible for all rent and other obligations that arose or accrued prior to the Closing Date.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption of Lease as of the date first written above.

ASSIGNEE:	ASSIGNOR:

AIR T, INC.	WORTHINGTON AVIATION PARTS, INC.

By___________________________	By________________________________
Its___________________________	Its_________________________________

Note: There will be a separate Assignment and Assumption of Lease document for each of the six properties leased by Seller.